Exhibit 5
November 30, 2006
The Lamson & Sessions Co.
25701 Science Park Drive
Cleveland, Ohio 44122-7313
Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel for The Lamson & Sessions Co., an Ohio corporation (the “Registrant”), in connection with The Lamson & Sessions Co. Nonqualified Deferred Compensation Plan (Post-2004) (the “Plan”). In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:
1.	The deferred compensation obligations arising under the Plan (the “Deferred Compensation Obligations”), when issued in accordance with the Plan, will constitute valid and binding obligations of the Registrant.

2.	The written Plan documents comply with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

3.	The Registrant’s Common Shares, without par value (the “Common Shares”), that may be issued or transferred and sold by the Company in accordance with the Plan in satisfaction of Deferred Compensation Obligations will be, when issued or transferred and sold in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable.

4.	When issued in accordance with the Rights Agreement, dated September 8, 1998, between the Registrant and National City Bank, as amended by Amendment No. 1 thereto (the “Rights Agreement”), the Rights (as defined in the Rights Agreement) will be validly issued.
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, ERISA and the laws of the State of Ohio. We express no opinion with respect to any other law of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Registrant to issue the Deferred Compensation Obligations and to issue or transfer and sell the Common Shares pursuant to the Plan in satisfaction of Deferred Compensation Obligations will be in full force and effect at all times at which such Common Shares are issued or transferred and sold by the Company, and the Company will take no action inconsistent with such resolutions.

The Lamson & Sessions Co.
November 30, 2006

     The opinion set forth in paragraph 1 is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles, whether such principles are considered in a proceeding at law or at equity.
     The opinion set forth in paragraph 2 applies only as to the form of the written Plan documents. Accordingly, but without limitation of the preceding sentence, we express no opinion as to whether the employees eligible to participate in the Plan constitute a select group of management or highly compensated employees or whether the Plan will be considered “funded” for purposes of ERISA, which are factual issues depending upon the facts and circumstances in existence from time to time.
     The opinion set forth in paragraph 4 is limited to the valid issuance of the Rights under the corporation laws of the State of Ohio. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 4, we have assumed that the Directors have acted and will act in the good faith exercise of their business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.
     In rendering the opinion set forth in paragraph 4 above, moreover, we note that our research indicates that there are no reported decisions applying Ohio law concerning the authorization or issuance of securities substantially similar to the Rights. In the absence of directly applicable judicial authority, we have considered the pertinent provisions of Ohio corporation law and the decisions of courts applying the laws of other jurisdictions to analogous factual situations. Although such decisions may be persuasive to Ohio courts, they have no binding precedential effect.
     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the Deferred Compensation Obligations and the Common Shares to be issued or transferred and sold pursuant to the Plan in satisfaction of Deferred Compensation Obligations under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. William H. Coquillette, a partner in this law firm, is a Director of the Company.
Very truly yours,
/s/ Jones Day